Exhibit 3.5

PROTEON THERAPEUTICS, INC.

Amendment No. 1

to

Fifth Amended and Restated Certificate of Incorporation

PROTEON THERAPEUTICS, INC., a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “General Corporation Law”),

DOES HEREBY CERTIFY:

1.             That the name of this corporation is Proteon Therapeutics, Inc. (the “Company”). The date of filing of the original certificate of incorporation of this corporation with the Secretary of State of the State of Delaware was on March 24, 2006.

2.             That the Company filed a Fifth Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware on May 9, 2014.

3.             This Amendment No. 1 to the Fifth Amended and Restated Certificate of Incorporation has been duly approved by the Board of Directors of the Company in accordance with Section 242 of the General Corporation Law.

4.             This Amendment No. 1 to the Fifth Amended and Restated Certificate of Incorporation has been duly approved by the required vote of the stockholders of the Company in accordance with Section 228 of the General Corporation Law.

5.             Section 3.2(a) of Division C of Article FOURTH of the Fifth Amended and Restated Certificate of Incorporation is hereby amended by deleting such section in its entirety and substituting said section with the following:

“(a)         The number of directors constituting the whole Board of Directors shall be no less than five (5) and no greater than ten (10).”

[The Following Page is the Signature Page]

IN WITNESS WHEREOF, this Amendment No. 1 to the Fifth Amended and Restated Certificate of Incorporation has been executed by a duly authorized officer of this corporation on this 3rd day of September, 2014.

By:	/s/ Timothy Noyes.
Timothy Noyes President and Chief Executive Officer

SIGNATURE PAGE TO AMENDMENT NO. 1 TO
FIFTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION